Conifer Holdings, Inc.                                            Page 1
February 28, 2018

News Release

For Further Information:
Jessica Gulis, 248.559.0840
ir@cnfrh.com
For Immediate Release

Conifer Holdings Reports 2017 Fourth Quarter Financial Results
Highlighted by Significantly Improved Combined Ratio
Company to Host Conference Call at 8:30 AM ET on Thursday, March 1, 2018

Birmingham, MI, February 28, 2018 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter 2017 Financial Highlights (all comparisons to prior year period)

•	Commercial lines net earned premiums increased by 10.1% in the fourth quarter

•	Partially offsetting the Commercial lines growth was a 19.7% decline in Personal lines net earned premiums for the same period

•	Overall, net earned premiums increased 4.0% to $25.4 million

•	Loss ratio improved to 58.3% from 73.4%; Expense ratio improved to 41.4% from 45.3%

•	Combined ratio was 99.7% for the period, compared to 118.7% in the prior year period

•	Net income of $221,000, or $0.03 per diluted share based on 8.5 million weighted average common diluted shares outstanding

Annual 2017 Highlights

•
Strengthened reserve position through an adverse development cover (“ADC”) agreement with Swiss Re which provides up to $17.5 million of loss development cover in excess of stated reserves as of June 30, 2017

•	Completed $30.0 million Private Placement of Subordinated Notes

•	Repaid outstanding senior credit facility in full

•	Issued $5.0 million of additional common equity through a private placement.

•	After a change in business mix in 2017, gross written premiums remained flat at $114.3 million

•	Net earned premiums increased 2.3% to $91.7 million versus fourth quarter of 2016

•	Book value per share of $6.20 at December 31, 2017

Conifer Holdings, Inc.                                            Page 2
February 28, 2018

Management Comments
James Petcoff, Chairman and CEO, commented, “During the fourth quarter Conifer benefitted from the initiatives we put in place in the second half of last year, leading to considerable improvements in our combined ratio and a return to profitability. We achieved a 16 percentage point improvement in the combined ratio to 94% in commercial lines, which was driven by improved underwriting performance from our hospitality, security guards, and quick service restaurants lines of business. We attribute this improvement to a renewed focus on our best performing lines of business which more than offset the marginal performance of select personal lines business.”

Outlook for 2018
Mr. Petcoff concluded, “Over the past year we implemented a number of initiatives aimed at correctly positioning Conifer for sustained profitability and long-term book value appreciation. We will continue to focus on shifting our business mix towards those lines in which we have historically outperformed our peers within the P&C industry. There is considerable runway for growth in our specialty markets, where Conifer has a particular advantage in knowing how to effectively price and distribute our products. In 2018, we expect a modest increase in gross written premiums, with higher core commercial business being offset by lower premiums in select personal lines. We expect this to result in improved underwriting income in the coming periods and profitability over the long-term.”

2017 Fourth Quarter Financial Results Overview

| | As of and for the Three Months Ended December 31, | | | As of and for the Year Ended December 31, | | |
|---|---|---|---|---|---|---|
| | 2017 | 2016 | % Change | 2017 | 2016 | % Change |
| | (dollars in thousands, except per share amounts) | | | | | |
| Gross written premiums | $ 31,247 | $ 31,308 | -0.2% | $ 114,284 | $ 114,923 | -0.6% |
| Net written premiums | 27,439 | 27,069 | 1.4% | 91,240 | 99,929 | -8.7% |
| Net earned premiums | 25,433 | 24,463 | 4.0% | 91,729 | 89,627 | 2.3% |
| Net investment income | 720 | 548 | 31.4% | 2,728 | 2,173 | 25.5% |
| Net realized investment gains | 39 | 761 | ** | 70 | 1,365 | ** |
| Other gains (losses) | - | (400) | ** | 750 | (400) | ** |
| Net income (loss) | 221 | (4,421) | ** | (21,542) | (8,437) | ** |
| Net income (loss) per share, diluted | $ 0.03 | $ (0.58) | | $ (2.74) | $ (1.11) | |
| Adjusted operating income (loss)* | 161 | (4,279) | ** | (22,781) | (9,549) | ** |
| Adjusted operating income (loss) per share, diluted* | $ 0.02 | $ (0.56) | | $ (2.90) | $ (1.26) | |
| Book value per common share outstanding | $ 6.20 | $ 8.88 | | $ 6.20 | $ 8.88 | |
| Weighted average shares outstanding, basic and diluted | 8,519,648 | 7,632,390 | | 7,867,344 | 7,618,588 | |
| Underwriting ratios: | | | | | | |
| Loss ratio (1) | 58.3% | 73.4% | | 79.2% | 65.0% | |
| Expense ratio (2) | 41.4% | 45.3% | | 46.8% | 47.2% | |
| Combined ratio (3) | 99.7% | 118.7% | | 126.0% | 112.2% | |

* The "Definitions of Non-GAAP Measures" section of this release defines and reconciles data that are not based on generally accepte principles.

** Percentage is not meaningful

(1) The loss ratio is the ratio, expressed as a percentage, of net losses and loss adjustment expenses to net earned premiums and ot

(2) The expense ratio is the ratio, expressed as a percentage, of policy acquisition costs and operating expenses to net earned premi

Conifer Holdings, Inc.                                            Page 3
February 28, 2018

Fourth Quarter 2017 Premiums
Gross Written Premiums
Gross written premiums decreased 0.2% in the fourth quarter of 2017 to $31.2 million, compared to $31.3 million in the prior year period. The slight decrease was largely due to a 6.8% decline in gross written premiums from the Company’s personal lines of business, offset by single-digit growth in commercial lines.

Net Earned Premiums
Net earned premiums increased 4.0% to $25.4 million for the fourth quarter of 2017, compared to $24.5 million for the prior year period. The increase is mainly attributed to an increase in gross earned premiums and lower ceded premiums during the period.
Commercial Lines Financial and Operational Review
The Company’s commercial lines of business, representing 83% of total gross written premiums in the fourth quarter of 2017, primarily consist of mainly property and liability coverage offered to owner-operated small- to mid-sized businesses, such as hospitality risks including restaurants, bars, taverns and professional organizations.

Commercial lines gross written premiums increased by 1.3% to $25.9 million in the fourth quarter of 2017. This was largely due to higher gross written premiums for the Company’s quick service restaurant and liquor liability businesses.

Conifer Holdings, Inc.                                            Page 4
February 28, 2018

For the fourth quarter of 2017, the commercial lines combined ratio was 94.4%, compared to 110.6% in the prior year period, due to the reduction of adverse development from $3.9 million in 2016 to $19,000 of favorable development in 2017.

Personal Lines Financial and Operational Review

Personal lines, which consist of low-value dwelling and wind-exposed homeowners insurance, represented 17% of total gross written premiums for the fourth quarter of 2017. Personal lines gross written premiums decreased 6.8% to $5.4 million in the fourth quarter of 2017 compared to the prior year period. This was mainly due to a 15.8% decline in gross written premiums in the Florida homeowners program due to the Company’s initiative to reduce exposure in this line.

Conifer’s low-value dwelling products gross written premiums decreased by 14.3% during the fourth quarter of 2017, compared to the prior year period.

For the fourth quarter of 2017, the personal lines combined ratio was 121.0%, compared to 113.1% in the prior year period. Additional losses from Hurricane Harvey and Irma of $654,000 emerged in the fourth quarter of 2017. Coupled with these losses, there was an additional $103,000 of reinstatement premiums relating to Hurricane Irma, which increased the combined ratio in the fourth quarter. Before the impact of the hurricanes, the personal lines accident year combined ratio in the fourth quarter of 2017 was 102.0%.

Conifer Holdings, Inc.                                            Page 5
February 28, 2018

Combined Ratio Analysis

Combined Ratio
The Company's combined ratio was 99.7% for the three months ended December 31, 2017, compared to 118.7% for the same period in 2016.

•
Loss Ratio: The impact of prior accident year reserves on the Company's loss ratio has been significantly reduced due to the benefits of the ADC. As of December 31, 2017, the Company has ceded $7.2 million under the ADC, leaving $10.3 million of cover in the event of future development. The Company’s losses and loss adjustment expenses were $15.0 million for the three months ended December 31, 2017, compared to $18.2 million in the prior year period. As a result, Conifer reported a considerably improved loss ratio of 58.3%, compared to 73.4% in the prior year period.

•
Expense Ratio: The expense ratio was 41.4% for the fourth quarter of 2017, compared to 45.3% in the prior year period, largely as a result of continued cost-containment efforts and lower policy acquisition costs.

Net Investment Income
Net investment income increased 31.4% to $720,000 during the quarter ended December 31, 2017, compared to $548,000 in the prior year period.

Net Income (Loss)
In the fourth quarter of 2017, the Company reported net income of $221,000, or $0.03 per diluted share, based on 8.5 million weighted average common diluted shares outstanding, compared to net loss of $4.4

Conifer Holdings, Inc.                                            Page 6
February 28, 2018

million, or $0.58 per diluted share, based on 7.6 million weighted average common diluted shares outstanding in the prior year period.

Adjusted Operating Income (Loss)
In the fourth quarter of 2017, the Company reported adjusted operating income of $161,000, or $0.02 per share, compared to adjusted operating loss of $4.3 million, or $0.56 per share, for the same period in 2016. See Definitions of Non-GAAP Measures.

Earnings Conference Call
The Company will hold a conference call/webcast on Thursday, March 1, 2018 at 8:30 a.m. ET to discuss results for the fourth quarter ended December 31, 2017 and its outlook for 2018.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast:        On the Event Calendar at IR.CNFRH.com
Conference Call:    844-868-8843 (domestic) or 412-317-6589 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

About the Company
Conifer Holdings, Inc. is a Michigan-based insurance holding company. Through its subsidiaries, Conifer offers customized insurance coverage solutions in both specialty commercial and specialty personal product lines marketing mainly through independent agents in all 50 states. The Company is traded on the Nasdaq Global Market (Nasdaq: CNFR).  Additional information is available on the Company’s website at www.CNFRH.com.

Definitions of Non-GAAP Measures
Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income (loss), a non-GAAP measure, as net income (loss) excluding net realized investment gains and losses, and other gains and losses, after-tax, and excluding the tax impact of changes in unrealized gains and losses. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

Conifer Holdings, Inc.                                            Page 7
February 28, 2018

Reconciliations of adjusted operating income and adjusted operating income per share:

Forward-Looking Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 15, 2017 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

Conifer Holdings, Inc.                                            Page 8
February 28, 2018

Conifer Holdings, Inc.                                            Page 9
February 28, 2018